Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF HAMILTON

BANCORP, INC. AND FAIRMOUNT BANCORP, INC.

On September 11, 2015, Hamilton Bancorp, Inc. (the “Company”), acquired Fairmount Bancorp, Inc. (“Fairmount Bancorp”). The following unaudited pro forma condensed statements of operations for the six months ended September 30, 2015 and the twelve months ended March 31, 2015, illustrate the effect of the merger of Fairmount Bancorp with and into the Company.

The unaudited condensed combined balance sheet of the Company and Fairmount Bancorp for the period ended September 30, 2015 is not reported in this exhibit due to the fact that it has already been reported in the Company’s Quarterly Report on Form 10-Q for the quarter then ended, which was filed with the Securities and Exchange Commission on November 16, 2015.

The unaudited pro forma condensed combined statements of operations for the Company and Fairmount Bancorp for the six months ended September 30, 2015 and the year ended March 31, 2015 give effect to the merger of Fairmount Bancorp with and into the Company as if it had occurred on April 1, 2015 and April 1, 2014, respectively. The historical results of the Company were derived from its unaudited condensed consolidated financial statements for the six months ended September 30, 2015, and its audited consolidated statement of operations for the year ended March 31, 2015 that was included in its Annual Report on form 10-K for the year then ended, filed on June 26, 2015. The historical results of Fairmount Bancorp were derived from its unaudited consolidated statement of operations for the six month period ended September 30, 2015 and the twelve month period ended March 31, 2015. The adjustments for the unaudited pro forma combined condensed statements of operations for the six months ended September 30, 2015 and for the year ended March 31, 2015 were prepared assuming the merger of Fairmount Bancorp into the Company was completed on April 1, 2014 and April 1, 2015, respectively. The pro forma adjustments are described in the accompanying notes presented on the following pages.

As required by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805-Business Combinations, we have used the acquisition method of accounting and adjusted the acquired assets and liabilities of Fairmount Bancorp to fair value as shown in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed on November 16, 2015. Under this method, we recorded Fairmount Bancorp’s assets and liabilities as of September 11, 2015, the date of the acquisition, at their respective fair values and added them to those of the Company. We recorded in goodwill any difference between the purchase price for Fairmount Bancorp and the fair value of the identifiable net assets acquired (including core deposit intangibles); however, these are subject to change for a one-year period if material information which existed at the acquisition date previously unknown becomes known. Accordingly, the unaudited pro forma adjustments, including the allocation of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information. We will not expense the amortization of the goodwill that results from the acquisition, if any, but will review it for impairment at least annually. To the extent there is an impairment of the goodwill, we will expense the impairment. We will amortize to expense core deposit and other intangibles with definite useful lives that we record in conjunction with the merger. Financial statements that the Company issues after the acquisition will reflect the results attributable to the acquired operations of Fairmount Bancorp beginning on September 11, 2015, the date of completion of the acquisition.

In connection with the acquisition, the Company is currently working to consolidate the operations of Fairmount Bancorp. We continue to assess the two companies’ personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where we may take advantage of redundancies. We will record any costs associated with such decisions as incurred and have not included them in the pro forma adjustments to the pro forma consolidated statements of income. We have not included these savings in the pro forma consolidated statements of income and there are no assurances that we will realize these reductions.

We have provided the unaudited pro forma information for information purposes only. THE PRO FORMA FINANCIAL INFORMATION PRESENTED IS NOT NECESSARILY INDICATIVE OF THE ACTUAL RESULTS THAT WE WOULD HAVE ACHIEVED HAD WE CONSUMMATED THE MERGER ON THE DATES OR AT THE BEGINNING OF THE PERIODS PRESENTED, AND IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. You should read the unaudited pro forma financial information in conjunction with notes thereto and the audited consolidated financial statements and the notes thereto of the Company and Fairmount Bancorp. Actual results may be materially different than the pro forma data presented.

We have made certain reclassification adjustments to the pro forma financial statements to conform to Hamilton Bancorp’s financial statement presentation.

Unaudited Pro Forma Combined Condensed Statement of Operations

For the six months ended September 30, 2015*

	Hamilton Bancorp, Inc.	Fairmount Bancorp, Inc.		Combined	Pro forma Merger Adjustments		Pro Forma Combined
INTEREST REVENUE
Interest and fees on loans	$3,974,673	$1,569,466		$5,544,139	$66,521	A	$5,610,660
Interest and dividends on securities	803,148	96,233		899,381	—		899,381
Other interest income	22,608	47,105		69,713	—		69,713

Total interest income	4,800,429	1,712,804		6,513,233	66,521		6,579,754

INTEREST EXPENSE
Deposits	769,829	220,399		990,228	(75,308)	B	914,920
Borrowings	10,630	138,255		148,885	(83,910)	C	64,975

Total Interest Expense	780,459	358,654		1,139,113	(159,218)		979,895

NET INTEREST INCOME	4,019,970	1,354,150		5,374,120	225,739		5,599,859
Provision for loan losses	110,000	—	E	110,000	—		110,000

Net interest income after provision for loan losses	3,909,970	1,354,150		5,264,120	225,739		5,489,859

NONINTEREST INCOME
Service fees on deposit accounts	154,389	4,329		158,718	—		158,718
Gain on sale of securities	21,715	37,363		59,078	—		59,078
Gain on sale of loans held for sale	36,879	—		36,879	—		36,879
Gain on sale of property and equipment	407,187	—		407,187	—		407,187
Earnings on bank-owned life insurance	177,375	—		177,375	—		177,375
Other operating income	101,422	39,957		141,379	—		141,379

Total noninterest income	898,967	81,649		980,616	—		980,616

NONINTEREST EXPENSE
Compensation and benefits	2,367,044	569,510		2,936,554	—		2,936,554
Occupancy and equipment	491,537	89,035		580,572	—		580,572
Amortization of core deposit intangible	14,500	—		14,500	33,906	D	48,406
Advertising	46,459	210		46,669	—		46,669
Professional fees	309,517	33,544		343,061	—		343,061
Data processing fees	288,491	92,229		380,720	—		380,720
Deposit insurance premiums	99,488	28,843		128,331	—		128,331
Foreclosed real estate expense	13,000	—		13,000	—		13,000
Other operating expense	521,635	79,347		600,982	—		600,981

Total noninterest expense	4,151,671	892,718		5,044,389	33,906		5,078,294

INCOME BEFORE INCOME TAXES	657,266	543,081		1,200,347	191,833		1,392,181
Income tax expense (benefit)	234,104	199,704		433,808	75,688	F	509,496

NET INCOME	$423,162	$343,377		$766,539	$116,145		$882,685

NET INCOME PER COMMON SHARE
Basic	$0.13	$0.11		$0.24	$0.04		$0.28
Diluted	$0.13	$0.11		$0.24	$0.04		$0.28

*	Assumed date of Fairmount Bancorp merger for pro forma combined condensed statement of operations presented is April 1, 2015.

Unaudited Pro Forma Combined Condensed Statement of Operations

For the year ended March 31, 2015*

	Hamilton Bancorp, Inc.	Fairmount Bancorp, Inc.		Combined	Pro forma Merger Adjustments		Pro Forma Combined
INTEREST REVENUE
Interest and fees on loans	$7,337,434	$3,122,478		$10,459,912	$133,043	A	$10,592,955
Interest and dividends on securities	2,013,344	234,455		2,247,799	—		2,247,799
Other interest income	37,684	88,776		126,460	—		126,460

Total interest income	9,388,462	3,445,709		12,834,171	133,043		12,967,214

INTEREST EXPENSE
Deposits	1,657,588	394,570		2,052,158	(202,437)	B	1,849,721
Borrowings	4,221	274,645		278,866	(167,820)	C	111,046

Total Interest Expense	1,661,809	669,215		2,331,024	(370,257)		1,960,767

NET INTEREST INCOME	7,726,653	2,776,494		10,503,147	503,300		11,006,447
Provision for loan losses	170,000	—	E	170,000	—		170,000

Net interest income after provision for loan losses	7,556,653	2,776,494		10,333,147	503,300		10,836,447

NONINTEREST INCOME
Service fees on deposit accounts	383,261	8,706		391,967	—		391,967
Gain on sale of securities	271,551	58,122		329,673	—		329,673
Gain on sale of loans held for sale	35,066	—		35,066	—		35,066
Gain on sale of property and equipment	1,832	—		1,832	—		1,832
Earnings on bank-owned life insurance	357,891	—		357,891	—		357,891
Other operating income	36,234	115,265		151,499	—		151,499

Total noninterest income	1,085,835	182,093		1,267,928	—		1,267,928

NONINTEREST EXPENSE
Compensation and benefits	5,058,906	1,201,869		6,260,775	—		6,260,775
Occupancy and equipment	1,061,044	206,844		1,267,888	—		1,267,888
Amortization of core deposit intangible	33,000	—		33,000	67,812	D	100,812
Advertising	141,288	6,763		148,051	—		148,051
Professional fees	654,040	136,201		790,241	—		790,241
Data processing fees	547,227	131,022		678,249	—		678,249
Deposit insurance premiums	231,442	59,747		291,189	—		291,189
Foreclosed real estate expense	222,041	—		222,041	—		222,041
Other operating expense	1,345,162	179,718		1,524,880	—		1,524,879

Total noninterest expense	9,294,150	1,922,164		11,216,314	67,812		11,284,125

INCOME BEFORE INCOME TAXES	(651,662)	1,036,423		384,761	435,488		820,250
Income tax expense (benefit)	(337,353)	408,921		71,568	171,778	F	243,346

NET INCOME	$(314,309)	$627,502		$313,193	$263,710		$576,904

NET INCOME PER COMMON SHARE
Basic	$(0.10)	$0.20		$0.10	$0.08		$0.18
Diluted	$(0.10)	$0.20		$0.10	$0.08		$0.18

*	Assumed date of Fairmount Bancorp merger for pro forma combined condensed statement of operations presented is April 1, 2014.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(A)	Mark-to-market adjustment to reflect the fair value of Fairmount’s loan portfolio including:

•	An adjustment of $1.3 million to increase the fair values of performing loans based on current interest rates of similar loans. We will recognize this adjustment using the level yield amortization method based upon the expected life of the loans. We expect this adjustment will decrease pro forma before tax interest income by approximately $90 thousand and $181 thousand for the six months ended September 30, 2015 and year ended March 31, 2015, respectively.

•	An adjustment of $379 thousand to decrease the fair value of nonperforming loans accounted for within the scope of ASC 310-30 which will result in future accretion associated with this amount. An additional adjustment of $2.2 million is recorded for estimated future credit losses on the performing loans. To determine the fair value of the loans within the scope of ASC 310-20, Hamilton Bank’s management and independent loan review personnel evaluated Fairmount Bancorp’s loan portfolio and considered the risk characteristics within various pools of loans within the remaining loan portfolio. This review included payment history, concentrations, quality of underwriting and economic weaknesses. We will recognize this credit quality adjustment using a level yield analysis. We anticipate this adjustment will increase pro forma before tax interest income by approximately $157 thousand and $314 thousand for the six months ended September 30, 2015 and year ended March 31, 2015, respectively.

(B)	Adjustment of $437 thousand to reflect the fair values of interest bearing time deposit liabilities based on current interest rates for similar instruments. We will recognize this adjustment using a level yield amortization method based upon the maturities of the deposit liabilities. We expect this adjustment will decrease pro forma before tax interest expense by $75 thousand and $202 thousand for the six months ended September 30, 2015 and the year ended March 31, 2015, respectively.

(C)	Adjustment of $389 thousand to reflect the fair value of interest-bearing FHLB borrowings based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the estimated maturities of the borrowings. The adjustment is expected to decrease pro forma before tax interest expense by approximately $84 thousand and $168 thousand for the six months ended September 30, 2015 and year ended March 31, 2015, respectively.

(D)	Adjustment of $543 thousand to record the core deposit intangible which reflects the estimated fair value of this asset and related amortization. The related amortization adjustment is based upon a straight-line method over an expected life of approximately 8 years. The adjustment is expected to increase pro forma before tax noninterest expense $34 thousand and $68 thousand for the six months ended September 30, 2015 and the year ended March 31, 2015, respectively.

(E)	We have not included any provision for loan losses during the periods presented for loans acquired from Fairmount Bancorp. In accordance with accounting for business combinations under ASC 805, we included the credit losses evident in the loans in the determination of the fair value of loans at the date of acquisition and eliminated the allowance for loan losses maintained by Fairmount Bancorp at acquisition date.

(F)	Adjustment to reflect the statutory tax rate of 39.445% for book tax expense. We have not taken a tax benefit for certain merger obligations and cost that we do not consider tax deductible.

(G)	In conjunction with the merger, we expect to incur approximately $1.3 million in merger related expenses between both the buyer and the seller associated with conversion of data processing systems, severance, legal, accounting and consulting fees. We will expense these merger expenses as incurred and have not included them in the pro forma income statements presented.